UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.4)*


                              Barnes & Noble, Inc.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    067774109
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of This Statement)


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates Inc.
   13-3131718


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            2,449,830 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          5,607,950 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       2,969,730 shares

                    8  SHARED DISPOSITIVE POWER

                       6,982,700 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,952,430 shares (includes shares beneficially owned by FLA Asset Management Inc., Stamford Advisers Corp., Forstmann-Leff Associates L.P. and FLA Advisers L.L.C.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.5%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management Inc.
   13-29256626

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          669,250 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       2,044,000 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,044,000 shares (includes shares beneficially owned by Forstmann-Leff Associates L.P.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.0%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stamford Advisers Corp.
   13-3421430

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          48,900 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       48,900 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         48,900 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.7%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates L.P.
   13-3717850

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          109,300 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       109,300 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         109,300 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.2%

12  TYPE OF REPORTING PERSON

    IA, PN

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          4,938,700 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       4,938,700 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,938,700 shares (including shares beneficially owned by Stamford Advisers Corp.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.2%

12  TYPE OF REPORTING PERSON
    IA, OO

Item 1(a)         NAME OF ISSUER:

         Barnes & Noble, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         122 Fifth Avenue
         New York, NY  10011

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.001

Item 2(e)         CUSIP NUMBER:

                  067774109

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management Inc., a Delaware corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. Forstmann- Leff Associates L.P., a Delaware limited partnership, is a registered investment adviser under the Act. FLA Asset Management Inc. is the general partner of Forstmann-Leff Associates L.P. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act whose managing members are principals of Forstmann-Leff Associates Inc. Stamford Advisers Corp., a New York corporation, is a registered investment adviser under the Act whose parent company is FLA Advisers L.L.C.

Item 4            OWNERSHIP:

         (a)      Amount beneficially owned:
                  See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:

                  See Item 11 of the cover pages attached hereto

         (c)  See Items 5 through 8  of the cover pages attached hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Barnes & Noble, Inc. No one client's interest in the Common Stock of Barnes & Noble, Inc. is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,s complete and correct.



February 11, 1999

                                            FORSTMANN-LEFF ASSOCIATES INC.


                                            By:     /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Executive Vice President


                                            FLA ASSET MANAGEMENT INC.


                                            By:    /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Executive Vice President


                                            STAMFORD ADVISERS CORP.


                                            By:   /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            President


                                            FORSTMANN-LEFF ASSOCIATES L.P.


                                            By:  FLA Asset Management, Inc.
                                                     General Partner

                                            By:   /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Executive Vice President


                                            FLA ADVISERS L.L.C.


                                            By:   /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Managing Member

                                                                Exhibit A


                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates Inc., FLA Asset Management Inc., Stamford Advisers Corp., Forstmann-Leff Associates L.P. and FLA Advisers L.L.C., agree that the statement to which this exhibit is appended is filed on behalf of each of them.



February 11, 1999

                                            FORSTMANN-LEFF ASSOCIATES INC.


                                            By:     /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Executive Vice President


                                            FLA ASSET MANAGEMENT INC.


                                            By:    /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Executive Vice President


                                            STAMFORD ADVISERS CORP.


                                            By:   /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            President


                                            FORSTMANN-LEFF ASSOCIATES L.P.


                                            By:  FLA Asset Management Inc.
                                                     General Partner

                                            By:   /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Executive Vice President



                                            FLA ADVISERS L.L.C.


                                            By:   /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Managing Member